Exhibit 99.1

Kaiser Aluminum Corporation Announces Private Placement of Senior Notes

FOOTHILL RANCH, Calif., April 28, 2016 - Kaiser Aluminum Corporation (NASDAQ:KALU) announced today that it plans to offer $325.0 million aggregate principal amount of senior notes due 2024 (the “notes”) in a private transaction that is exempt from the registration requirements of the Securities Act of 1933 (the “Act”). The notes will be guaranteed by each of Kaiser Aluminum’s existing and future domestic subsidiaries that is a borrower or guarantor under Kaiser Aluminum’s revolving credit facility.

Kaiser Aluminum intends to use the net proceeds from the offering of the notes to redeem all outstanding amounts of Kaiser Aluminum’s existing 8.250% senior notes due 2020, consisting of aggregate principal amount of $197.8 million and a redemption premium of $8.2 million, and for general corporate purposes, which may include, among other things, capital spending, acquisitions and repurchases of its common stock. The consummation of the offering of notes is subject to market conditions.

The notes and the related guarantees have not been registered under the Act or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, and shall not constitute an offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Act.

This press release does not constitute a notice of redemption with respect to Kaiser Aluminum’s 8.250% senior notes due 2020.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Kaiser Aluminum to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) material adverse changes in economic or aluminum industry business conditions generally, including global financial markets; (b) current expectations and beliefs as to the consummation of the offering of notes and the uses of proceeds thereof; and (c) other risk factors summarized in Kaiser Aluminum’s reports filed with the Securities and Exchange Commission, including Kaiser Aluminum’s Form 10-K for the year ended December 31, 2015. All information in this release is as of the date of the release. Except as required by law, Kaiser Aluminum undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Kaiser Aluminum’s expectations.

Investor Relations and Public Relations Contact:

Melinda C. Ellsworth

Kaiser Aluminum Corporation

(949) 614-1757